UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Phillips Edison & Company, Inc.
(Exact name of registrant as specified in its charter)

Maryland	27-1106076
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11501 Northlake Drive Cincinnati, Ohio	45249
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☑

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: Class B Common Stock, par value $.01 per share

Item 1. Description of Registrant’s Securities to be Registered.

Phillips Edison & Company, Inc.’s (the “Company”) charter currently provides that the Company may issue up to 1,000,000,000 shares of common stock, $0.01 par value per share, of which 350,000,000 shares are designated as Class B common stock (the “Class B common stock”), and up to 10,000,000 shares of preferred stock, $0.01 par value per share.

Except as described below, shares of Class B common stock will have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as all other shares of the Company’s common stock.

Upon the six-month anniversary of the listing of the Company’s common stock for trading on a national securities exchange, or such earlier date or dates as approved by the Company’s board of directors with respect to all or any portion of the outstanding shares of the Class B common stock, each share of the Class B common stock will automatically, and without any stockholder action, convert into one share of listed common stock.

There will be no public market for shares of the Class B common stock. Until shares of the Class B common stock convert into common stock and become listed on a national securities exchange, they cannot be traded on a national securities exchange. As a result, holders of the Class B common stock will have very limited, if any, liquidity options with respect to their shares of the Class B common stock until such conversion.

A description of the Company’s common stock can be found in Exhibit 4.4, as incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description of Exhibit
3.1	Fifth Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 10, 2020)
3.2	Articles Supplementary of Phillips Edison & Company, Inc. ,(incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed July 2, 2021)
3.3	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.4	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.5	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.6	Fourth Amended and Restated Bylaws of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 18, 2018)
4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-164313) filed March 1, 2010)

4.2	Third Amended and Restated Dividend Reinvestment Plan (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 filed October 31, 2019)
4.3
Phillips Edison & Company, Inc. Fourth Amended and Restated Share Repurchase Program, dated January 8, 2021 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 14, 2021)

4.4
Description of the Registrant's Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on 10-K filed March 12, 2021)

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

PHILLIPS EDISON & COMPANY, INC.
Dated: July 2, 2021	By:	/s/ John P. Caulfield
John P. Caulfield
Chief Financial Officer, Senior Vice President and Treasurer